           WESTERN WIRELESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                   Exhibit 12
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in thousands)



                                           Year to
                                             Date
                                           June 30,          Year Ended December 31,
                                           --------    ---------------------------------
                                             1996        1995         1994         1993
                                           --------    --------     --------     -------
Income (loss) before extraordinary
  items                                   $(40,170)    $(49,309)    $(25,960)     $3,329
Add:
  Interest and financing expense            17,014       25,428       10,659       2,242
  Amortization of deferred financing
    costs                                      459        1,345          458         195
  Portion of rents representative
    of the interest factor                   1,641        1,600          733         300
                                          --------     --------     --------      ------
Income (loss) as adjusted                 $(21,056)    $(20,936)    $(14,110)     $6,066
                                          ========     ========     ========      ======

Fixed charges
  Interest and financing expense            17,014     $ 25,428     $ 10,659      $2,242
  Amortization of deferred financing
    costs                                      459        1,345          458         195
  Capitalized interest                       2,436          404           --          --
  Portion of rents representative
    of the interest factor                   1,641        1,600          733         300
                                          --------     --------     --------      ------
      Fixed charges                       $ 21,550     $ 28,777     $ 11,850      $2,737
                                          ========     ========     ========      ======


                                          Earnings     Earnings     Earnings
                                            are          are          are
Ratio of earnings to fixed charges       inadequate   inadequate   inadequate       2.22
                                         ==========   ==========   ==========     ======

Deficiency of:                            $ 42,606     $ 49,713     $ 25,960
                                          ========     ========     ========
